EXHIBIT 99.1


                         Contact:  David Sharp
                                   Executive V.P. & Chief Financial Officer
                                   2500 CityWest Boulevard, Suite 2200
                                   Houston, Texas 77042
                                   (713) 361-2600


                           FOR IMMEDIATE RELEASE


   R. CLAY ETHERIDGE NAMED EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING
                     OFFICER OF HORIZON OFFSHORE, INC.

HOUSTON,  TEXAS  (September  13,  1999)  -- Horizon Offshore, Inc. (NASDAQ:
HOFF) today announced that R. Clay Etheridge has been named Executive Vice President and Chief Operating Officer for the Houston-based marine construction company.

     Prior to joining Horizon, Etheridge served as Vice President of International Operations for Global Industries, Ltd. Etheridge has held executive management positions with J. Ray McDermott, S.A. in southeast Asia, and OPI International, Inc., with responsibility for Gulf of Mexico and West Africa operations, and served as project manager for Heerema Marine Contractors. He received a Bachelor of Science degree in civil engineering from the University of Mississippi.

     "We are excited that Clay has joined Horizon and believe that his addition underscores our commitment to build a superior management team and grow international operations, primarily in West Africa and Latin America," said Horizon President and Chief Executive Officer Bill Lam. "Clay brings vast experience in domestic and international pipelay and derrick operations to the Company and is familiar with our existing operations team and construction fleet. His knowledge of our 'people and iron' will allow Clay to make an immediate contribution to operations management."

     Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission.

     Actual events, circumstances, effect and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.


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